Exhibit 1A-6A

CNote Group, Inc.

SUBSCRIPTION AGREEMENT

The undersigned investor (“Investor”) hereby tenders this Subscription Agreement (the “Agreement”) in connection with such Investor’s purchase, in accordance with the terms hereof, of a promissory note or notes in substantially the form attached hereto as Exhibit A (the “Notes”) from CNote Group, Inc., a Delaware corporation (the “Company”).

1.      Subscription. Subject to the terms and conditions hereof, Investor hereby irrevocably subscribes for the Notes in the amount set forth on the signature page hereto. Investor acknowledges that the Notes will be subject to restrictions on transfer as set forth in this Agreement, the Notes, the Securities Act, and any other documentation requested by the Company.

2.      Acceptance of Subscription and Issuance of Notes.

2.1.   The Company shall have the sole right, at its sole and absolute discretion, to accept or reject this subscription, in whole or in part, for any reason.

2.2.   Investor will not be deemed to have purchased any Notes unless and until such time as all of the following conditions have occurred (i) this Agreement and such other documentation as may be requested by the Company has been duly and validly executed by Investor, delivered to the Company and accepted by the Company, and (ii) the purchase price for the Notes has been delivered pursuant to instructions provided by the Company.

2.3.   Payment by Investor will be due in accordance with the instruction on the Platform (as defined in the Offering Circular). Payment shall be made by: (A) ACH, bank or wire transfer in readily available funds in accordance with the Company’s instructions, (B) cancellation of indebtedness of the Company to Investor, or (C) any combination of the foregoing.

2.4.   Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue any of the Notes to any person who is a resident of a jurisdiction in which the issuance of Notes to him, her or it would constitute a violation of the securities, “blue sky” or other similar laws of such jurisdiction (collectively referred to as the “State Securities Laws”).

3.      Representations. Warranties and Covenants of Investor. Investor hereby represents and warrants to the Company, which representations and warranties shall survive the issuance of Notes:

3.1.   The aggregate amount of the Company’s promissory notes Investor has purchased in the Company’s current offering under SEC Regulation A, including the Notes that are the subject of this Agreement, does not exceed 10% of the greater of Investor’s (i) annual income or net worth if Investor is a natural person, or (ii) revenue or net assets of Investor’s most recently completed fiscal year if Investor is a non-natural person.

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3.2.   Investor acknowledges that there is no public market for the Notes, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency.

3.3.   Investor recognizes that (i) an investment in the Notes involves a high degree of risk, and (ii) no assurance or guarantee has or can be given that Investor will receive a return of his, her, or its capital, or realize a profit on his, her, or its investment.

3.4.   Investor has not relied on any information or representations with respect to the Company or the Offering, other than as expressly set forth the Offering Statement as qualified by the Securities and Exchange Commission.

3.5.   Investor has determined that he, she, or it can afford to bear the risk of the investment in the Notes, including loss of the entire investment and he, she, or it will not experience personal hardship if such a loss occurs.

3.6.   Investor is purchasing the Notes solely for his, her, or its own account for investment, not for the account of any other person, and not with a view to, or for, any resale, distribution or other transfer thereof.

3.7.   All of the information provided to the Company, whether in this Agreement or otherwise, is accurate and the Company may rely on it. If any of the information Investor has provided changes, Investor will notify the Company immediately.

3.8.   Investor has read all of the information in the Offering Statement, including the “Risk of Investing” section.

3.9.   Investor has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

3.10.   Investor has the legal power to sign this Agreement and to purchase the Notes.

3.11.   If an individual Investor:

3.11.1.   Investor has the knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

3.11.2.   Investor can afford this investment and understands Investor may lose Investor’s money.

3.11.3.   None of the money used to purchase the Note was derived from or related to any activity that is illegal under United States law, and Investor is not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is Investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

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3.12.   If an entity investor:

3.12.1.   Investor is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

3.12.2.   Investor is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on the Investor.

3.12.3.   The execution and delivery by Investor of this Subscription Agreement, Investor’s performance of its obligations hereunder, the consummation by Investor of the transactions contemplated hereby, and the purchase of the Note, have been duly authorized by all necessary corporate, partnership or company action.

3.12.4.   To the best of Investor’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Note was derived from or related to any activity that is illegal under United States law. Investor has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Investor To the best of Investor’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

4.      Repurchase of Notes. If the Company determines that Investor has provided inaccurate information or has otherwise violated Investor’s obligations under this Agreement, or if required by any applicable law or regulation relating to terrorism, money laundering, or similar activities, the Company may, but shall not be required to, repurchase Investor’s Notes for an amount equal to the amount Investor paid for them.

5.      Electronic Delivery. Investor consents to the electronic delivery of all notices, disclosures, agreements, tax documents, and other communications relating to Investor's investment. The Company will deliver such communications to the email address provided by Investor, and either party may update its email address by providing notice to the other. Communications sent by email will be deemed received on the date sent unless the recipient demonstrates a delivery failure. Investor may request paper copies of any electronically delivered document, or withdraw consent to electronic delivery at any time without charge, by contacting the Company at support@mycnote.com. Withdrawal of consent will not affect the validity or enforceability of any document previously delivered electronically and will become effective within a reasonable time after the Company's receipt of such notice. Investor acknowledges responsibility for maintaining the hardware, software, internet access, and email capabilities necessary to receive electronic communications.

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6.      Limitation of Liability. THE COMPANY WILL NOT BE LIABLE TO INVESTOR FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INVESTOR NOTIFIES COMPANY OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY’S MAXIMUM LIABILITY SHALL BE THE AMOUNT OF THE NOTES. NOTWITHSTANDING THE FOREGOING, THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO, AND THE COMPANY SHALL REMAIN FULLY LIABLE FOR, ANY LIABILITY ARISING FROM THE COMPANY’S OWN FRAUD, WILLFUL MISCONDUCT, OR VIOLATION OF LAW.

THE FOREGOING LIMITATION OF LIABILITY DOES NOT APPLY TO CLAIMS ARISING UNDER THE FEDERAL SECURITIES LAWS.

7.      Survival. All representations, warranties, and covenants contained in this Agreement shall survive the acceptance of the subscription by the Company and the consummation of the subscription.

8.      Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be amended or waived without the written consent of the Company and Investor.

9.      Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.    Governing Law.Governing Law; Consent to Jurisdiction. This Agreement is to be construed in accordance with and governed by the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of California to the rights and duties of the parties. Investor hereby (i) consents to the personal jurisdiction of the California state courts or the federal courts located in or most geographically convenient to San Francisco, California, (ii) agrees that all disputes arising from this Agreement shall be prosecuted exclusively in such courts, (iii) agrees that any such court shall have in personam jurisdiction over Investor, and (iv) consents to service of process by any means authorized under Section 5 (Electronic Delivery) and/or by any means authorized under California law. The exclusive forum selection provisions in this Section 10 shall not apply to claims arising under the Federal securities laws.

11.    Waiver of Jury Trial. IN ANY DISPUTE WITH THE COMPANY, INVESTOR AGREES TO WAIVE INVESTOR’S RIGHT TO A TRIAL BY JURY. THIS MEANS THAT ANY DISPUTE WILL BE HEARD BY AN ARBITRATOR OR A JUDGE, NOT A JURY. HOWEVER, THE FOREGOING WAIVER OF TRIAL BY JURY DOES NOT APPLY TO CLAIMS ARISING UNDER THE FEDERAL SECURITIES LAWS.

12.    Entire Agreement. This Agreement and the Notes constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.

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13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by means of an electronic or digital signature, which shall be as valid and binding on the parties as an original manual signature.

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IN WITNESS WHEREOF, Investor has executed this Subscription Agreement on the date listed below.

Date:

Name of Investor:____________________

Dollar amount of Notes: $________________

Signature of Investor: ________________

If an Individual Subscriber:

Social Security Number: ______________

State of Residence: ___________________

OR

If an Entity Subscriber:

Name of Entity:____________________

EIN:_______________________________

Formation Jurisdiction: _______________

SUBSCRIPTION ACKNOWLEDGED AND ACCEPTED:

CNOTE GROUP, INC.

By: _________________________

Name:_______________________

Title:________________________

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EXHIBIT A

CNote Group, Inc.

PROMISSORY NOTE

Principal Amount:      $_______________

Borrower:   CNote Group, Inc., a Delaware corporation (the “Borrower” or “CNote”)

Lender:       As indicated on the signature page below (the “Lender”)

Date:           _______________

1.	Promise of Payment. For value received, the Borrower hereby promises to pay to the Lender in U.S. dollars an amount equal to the principal amount shown above (the “Principal”) and the Interest (as defined in Section 2), as set forth herein.

2.	Interest. Beginning with the date six (6) business days after the Date set forth above (the “Accrual Date”), this Note shall bear interest at an annual rate of _____% (the “Interest Rate”). The amount of any accrued interest that has not yet been paid to the Lender as of a given time is referred to herein as “Interest,” while the sum of the outstanding Principal and the outstanding Interest is referred to as the “Amount Owed.”

3.	Payment. Unless prepaid pursuant to Section 4, accelerated pursuant to Section 5, or earlier withdrawn pursuant to Section 6, the Principal and Interest shall be due and payable to the Lender according to the following schedule:

3.1.       The Lender may elect to receive the Interest on a monthly basis, in which case (i) the Interest shall be due every successive calendar month after the Accrual Date until the Principal is paid in full, and (ii) the Principal shall be due thirty (30) months after the Accrual Date (the “Maturity Date”).

3.2.       If the Lender does not make the election described in Section 3.1, or cancels such an election, the Amount Owed shall be due on the Maturity Date.

3.3.       The Borrower shall make payment to the Lender by such means as the Borrower and the Lender may mutually agree. The Borrower shall not be deemed in default if the Lender fails to provide a working payment mechanism or if the Maturity Date falls on a weekend or holiday and cannot be paid out until the next business day. All payment amounts shall be rounded to the nearest cent (with one-half cent being rounded upward).

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4.	Prepayment. The Borrower shall have the right, in its sole discretion, at any time, and from time to time, to prepay the Amount Owed, in whole or in part, without the need to provide advance notice. There shall be no premium or penalty for prepayment pursuant to this Section 4 of the Amount Owed. Any such prepayment shall be applied first to Interest, then to Principal.

5.	Acceleration of Note. The Lender may declare the entire Amount Owed immediately due and payable upon the occurrence of any of the following events: the insolvency of the Borrower, the commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of any petition in bankruptcy, or any petition for relief under bankruptcy laws for the relief of debtors and the continuation of such petition without dismissal of a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of any property or assets of the Borrower.

6.	Withdrawal of Amount Owed by the Lender.

6.1.      At any time before the Amount Owed has been reduced to zero, the Lender may make a request, once a fiscal quarter, (a “Withdrawal Request”) for the Borrower to make a payment of up to ten percent (10%) of the Amount Owed as of the date of such Withdrawal Request. A Withdrawal Request for any given fiscal quarter must be submitted at least thirty (30) calendar days prior to the last day of the fiscal quarter. Any Withdrawal Request submitted less than thirty (30) calendar days prior to the last day of the fiscal quarter shall be applied to the following quarter. For the avoidance of doubt, fiscal quarters shall end on March 31, June 30, September 30, and December 31.

6.2.       Withdrawal Requests are subject to the availability of liquid funds, in the sole discretion of the Company. The Company shall not be required to sell assets, borrow money, or take any other action that could, in the Company’s sole discretion, be adverse to the Company or its investors to satisfy Withdrawal Requests.

6.3.      Withdrawal Requests are subject to reduction on a pro rata basis among all requested withdrawals from the offering of promissory notes of which this Note forms a part.

6.4.     Withdrawal Requests shall be given via the Lender’s CNote account page available at www.mycnote.com or by email to support@mycnote.com. The Withdrawal Request must clearly identify the Lender and the withdrawal amount.

6.5.       Payments made with respect to Withdrawal Requests shall be applied first to Interest, then to Principal.

6.6.       A Withdrawal Request may be cancelled by the Lender at any time.

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7.	Dispute Resolution.

7.1.       All disputes arising under this Note shall be finally and exclusively resolved by binding arbitration, which may be initiated by either party by sending a written notice requesting arbitration to the other party. Any election to arbitrate by one party shall be final and binding on the other. The arbitration will be conducted under the Streamlined Arbitration Rules and Procedures of JAMS that are in effect at the time the arbitration is initiated. The arbitrator’s decision shall be final, binding on all parties and enforceable in any court that has jurisdiction, provided that any award may be challenged if the arbitrator fails to follow applicable law. The arbitration will be conducted in San Francisco, California.

7.2.       Any arbitration shall be limited to the dispute between the Lender and the Borrower. THE PARTIES WAIVE ANY RIGHT OR AUTHORITY FOR ANY DISPUTE TO BE ARBITRATED ON A CLASS-ACTION BASIS OR TO UTILIZE CLASS ACTION PROCEDURES.

7.3.       CLAIMS ARISING UNDER FEDERAL SECURITIES LAWS SHALL NOT BE SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 7.1.

8.	Governing Law; Venue. This Note shall be governed by the laws of the State of California, without regard to any conflict of law provisions. In the event that the dispute resolution procedures in Section 7 are found not to apply to a given claim, any judicial proceeding will be brought in the state or federal courts of San Francisco County, California. Both parties hereto consent to venue and personal jurisdiction there. THIS EXCLUSIVE FORUM PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

9.	Transfers. Lender will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber (each a “Transfer”) this Note unless (i) the Borrower consents in writing to any such Transfer, and (ii) any buyer, transferee, pledgee, donee or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Any such recipient of the Notes is referred to herein as a “Transferee”, and the Transferee shall be entitled to the benefits of this Note and to enforce this Note against the Borrower as if the Transferee were Lender. This Note is not transferable except as expressly permitted by this Section 9, is not payable to order or to bearer, and does not constitute a “negotiable instrument” within the meaning of Article 3 of the Uniform Commercial Code.

10.	Amendments. This Note may only be amended by a separate written agreement, executed by Borrower and Lender, or their authorized representatives.

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11.	Miscellaneous.

11.1.       This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.2.       Neither party hereto may assign its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Borrower may assign this Note in its entirety, without consent of the Lender, to its parent, subsidiary, or affiliate or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets.

11.3.       This Note and the Subscription Agreement set forth the entire agreement and understanding of the parties hereto relating to the relationship between the Lender and the Borrower and supersede all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between the parties hereto relating to the subject matter of this Note.

11.4.       Failure by either party hereto to enforce its rights under this Note shall not be deemed to constitute a waiver of its rights to enforce the same or any other provision under this Note. No waiver shall be effective unless made in writing and signed by an authorized representative of the waiving parties hereto.

11.5.       If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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THE PARTIES HERETO HAVE READ AND UNDERSTOOD THE TERMS OF THIS NOTE AND AGREE TO THEM AS OF THE DATE WRITTEN ABOVE.

BORROWER:

CNOTE GROUP, INC.

By: __________________________

Name:________________________

Title:_________________________

LENDER:

By: __________________________

Name:________________________

Title:_________________________

Entity: _______________________

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